EXHIBIT 33.7

          Report on Assessment with Compliance with Servicing Criteria for Asset-Backed Securities
                            (MSX International, Inc.)

            REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB
                               SERVICING CRITERIA

MSX International, Inc. (MSXI) (the "Asserting Party) is responsible for assessing compliance as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the "Reporting Period") with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB. MSXI has used the servicing criteria communicated to MSXI by the servicer, Ford Motor Credit Company ("Ford Credit"), to assess compliance with the applicable criteria. Accordingly, servicing criteria 1122(d)(4)(i)-(ii) are applicable to the activities performed by MSXI (the "Applicable Servicing Criteria") of holding and safeguarding retail installment sale contracts as described in MSXI's service level agreement with Ford Credit. MSXI has concluded that all other servicing criteria are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report. The transactions covered by this report include the asset-backed securities transactions involving retail installment sale contracts for which the Asserting Party served as an Item 1122 party participating in the servicing function, that were completed on or after January 1, 2006 and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Transactions").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the Transactions taken as a whole.

Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.

MSX International, Inc.

By:      /s/ Frederick K. Minturn
         ------------------
         Frederick K. Minturn

Title:   Executive Vice President and Chief Financial Officer

Date:    March 15, 2007